                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                            OF THE HARVEY GROUP INC.

                        --------------------------------
                           Under Sections 805 and 808
                         of the Business Corporation Law
                        --------------------------------

     The undersigned, Franklin C. Karp and Joseph J. Calabrese, being the President and Secretary, respectively, of The Harvey Group Inc., a corporation organized and existing under the laws of the State of New York, by order of the United States Bankruptcy Court for the Southern District of New York and pursuant to Sections 805 and 808 of the Business Corporation Law of New York, do hereby certify:

     1. The name of the corporation is The Harvey Group Inc.

     2. The Certificate of Incorporation of The Harvey Group Inc. was filed by the Department of State on the 10th day of January, 1946, under the name of Harvey Radio Company, Inc. A Restated Certificate of Incorporation was filed in the Department of State on December 8, 1967.

     3. The Certificate of Incorporation is hereby amended as authorized by Sections 801 and 808 of the Business Corporation Law to effect the following amendments: (a) to change the name of the Corporation to "Harvey Electronics, Inc.", (b) to cancel all existing classes of common stock and preferred stock, and (c) to authorize the issuance of a new class of common stock and a new class of preferred stock.

     4. To effectuate the foregoing amendments:

     (a) Article FIRST of the Certificate is hereby amended to read in its entirety as follows:

     "FIRST: The name of the Corporation shall be Harvey Electronics, Inc."

     (b) Article THIRD which provides for the issue of 5,100,000 shares, consisting of 100,000 shares of preferred stock of the par value of $20.00 per share and 5,000,000 shares of Common Stock of the par value of $1.00 per share, is hereby amended to read in its entirety as follows:

     "THIRD:

     a. The total number of shares which the Corporation is authorized to issue is 10,010,000, consisting of 10,000 shares of eight and one-half (8.5%) percent cumulative convertible preferred stock, of the par value of $1,000 per share ("8.5% Cumulative Convertible Preferred Stock"), and 10,000,000 common shares of the par value of $.01 per share ("Common Stock").

     b. The designation, relative rights, preferences and limitations of shares of each class shall be as follows:

     I. 8.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK.

     A. DIVIDEND RIGHTS. The holders of the 8.5% Cumulative Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors in its discretion, but only out of funds lawfully available for dividends under the laws of the State of New York, semiannual dividends at the rate (the "Preference Rate") of Eighty-Five and 00/100 ($85.00) Dollars per share, and no more, payable in cash on the last business day of June and December in each year, commencing on the last business day in June 1997. The dividends on the 8.5% Cumulative Convertible Preferred Stock shall be cumulative from and after the date of original issue of the 8.5% Cumulative Convertible Preferred Stock, whether or not earned or declared. If the Corporation elects to accrue dividends otherwise payable with respect to the 8.5% Cumulative Convertible Preferred Stock during the period (the "First Year") commencing the date of issuance and ending on the last business day in December 1997, the Preference Rate for the First Year shall be increased to One Hundred Five and 00/100 ($105.00) Dollars per share and shall be payable, out of funds lawfully available for dividends under the laws of the State of New York, in three (3) equal installments, with interest at the rate of eight and one-half percent (8.5%) per annum commencing January 1, 1998, on the last business day of December 1998, December 1999 and December 2000. No dividend shall at any time be paid or declared or set apart for payment upon, and no other distribution shall at any time be declared or made in respect of, any shares of Common Stock, other than a dividend payable solely in, or a distribution of, Common Stock, unless full cumulative dividends on the 8.5% Cumulative Convertible Preferred Stock for all past dividend periods and for the then current dividend period have been paid or have been declared and a sum sufficient for the payment thereof has been set apart.

     B. VOTING RIGHTS. The holders of the 8.5% Cumulative Convertible Preferred Stock shall not be entitled to vote except as required by law.

     C. REDEMPTION OF 8.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK.

     (1) Redemption Price. The 8.5% Cumulative Convertible Preferred Stock shall be redeemable in whole, or in part, as hereinafter set forth, upon payment in cash of the Redemption Price in respect of the shares so redeemed. The "Redemption Price" per share shall be equal to the sum of (i) One Thousand and 00/100 ($1,000.00) Dollars and (ii) all dividends accrued on such share to the date of redemption and theretofore unpaid. Not less than ten (10) days prior written notice shall be given to the holder or holders of record of the 8.5% Cumulative Convertible Preferred Stock to be redeemed, at the address as shown in the records of the corporation. Said notice shall specify the redemption price and the place at which, and the date, which date shall not be a legal holiday, on which the shares called for redemption will be redeemed. Subject to the provisions hereof, the Board of Directors shall have authority from time to time to prescribe the manner in which the 8.5% Cumulative Convertible Preferred Stock shall be redeemed. If notice of redemption is given as provided above, and if on the redemption date the Corporation has set apart, in trust for the purpose, sufficient funds for such redemption, then from and after the redemption date, notwithstanding that any certificate for such shares has not been surrendered for cancellation, the 8.5% Cumulative Convertible Preferred Stock called for redemption shall be deemed to be no longer outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive the redemption price therefor (without interest) upon surrender of certificates for the shares called for redemption.

     (2) Mandatory Redemption of 8.5% Cumulative Convertible Preferred Stock. The Corporation shall, on the last business day in December 2000, redeem out of funds legally available therefor, upon payment in cash of the Redemption Price, all such 8.5% Cumulative Convertible Preferred Stock as may then be outstanding.

     (3) Voluntary Redemption of 8.5% Cumulative Convertible Preferred Stock. To the extent permitted by law, the Corporation may at its option by resolution of its Board of Directors redeem the 8.5% Cumulative Convertible Preferred Stock in whole, or in part, at the Redemption Price. If less than all of the outstanding 8.5% Cumulative Convertible Preferred Stock is to be redeemed, the redemption shall be in such amount and by such method (which need not be by lot or pro rata), and subject to such other provisions, as may from time to time be determined by the Board of Directors.

     D. RIGHTS ON LIQUIDATION. In the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, resulting in any distribution of its assets to its shareholders, the holders of the 8.5% Cumulative Convertible Preferred Stock outstanding shall be entitled to receive in respect of each such share an amount which shall be equal to the Redemption Price, and no more, before any payment or distribution of the assets of the Corporation is made to or set apart for the holders of Common Stock. After payment in full of the preferential amounts required to be paid to the holders of the 8.5% Cumulative Convertible Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of the 8.5% Cumulative Convertible Preferred Stock, to share in all remaining assets of the Corporation in accordance with their respective interests. For the purpose of this Paragraph IV, a consolidation or merger of the Corporation with any other corporation or corporations, whether or not the Corporation continues in existence following such consolidation or merger, shall not be deemed a liquidation, dissolution or winding-up of the Corporation.

     E. CONVERSION OF 8.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK. The holders of 8.5% Cumulative Convertible Preferred Stock shall have conversion rights as follows:


     (1) Right to Convert. The 8.5% Cumulative Convertible Preferred Stock shall be convertible, at the option of the holder thereof, in whole or in part if any of the following occur: (i) a public offering of the Corporation's Common Stock ("Public Offering Conversion Event"), (ii) a sale of all or substantially all of the assets of the Corporation ("Sale of Assets Conversion Event"), or (iii) a merger or reorganization of the Corporation with another entity which is not an affiliate or subsidiary of the Corporation ("Merger Conversion Event"). The right to convert the 8.5% Cumulative Convertible Preferred Stock is exercisable
(i) on any date which is within 270 days subsequent to a Public Offering Conversion Event, or (ii) any time prior to a Sale of Assets Conversion Event or a Merger Conversion Event, so long as the Sale of Assets Conversion Event or the Merger Conversion Event occurs within four (4) years of the date of issuance of the 8.5% Cumulative Convertible Preferred Stock. Notice will be given by the Corporation to each holder at his or her address at least ten (10) days prior to the date of an anticipated Public Offering Conversion Event, Sale of Assets Conversion Event or Merger Conversion Event. In the event of a Public Offering Conversion Event, each share of 8.5% Cumulative Convertible Preferred Stock shall be convertible into the number of fully paid and non-assessable shares of Common Stock of the Corporation which is determined by dividing $1,000 by the per share public offering price reflected in a prospectus relating to the Public Offering Conversion Event, and multiplying the result by two-thirds (2/3). In the event of a Sale of Assets Conversion Event, each share of 8.5% Cumulative Convertible Preferred Stock shall be convertible into the number of fully paid and non-assessable shares of Common Stock of the Corporation which is determined by dividing $1,000 by the net value received per share of common stock (not taking into account conversion of the 8.5% Cumulative Convertible Preferred Stock into Common Stock), where net value equals the distribution of proceeds to the holders of the Common Stock after deduction of all expenses and liabilities, and multiplying the result by two thirds (2/3). In the event of a Merger Conversion Event, where non-cash property such as stock is being delivered to the holders of the Common Stock, each share of 8.5% Cumulative Convertible Preferred Stock shall be convertible into the number of fully paid and non-assessable shares of Common Stock of the Corporation which is determined by dividing $1,000 by the total value of the consideration of the merger (i.e., the value of stock being delivered by the Company or the stock received by holders of the Common Stock plus the value of any assumed liabilities or obligations) on a per share basis for holders of Common Stock, and multiplying the result by two-thirds (2/3). For example, if the per share public offering price, the net value received per common share, or the total value of the consideration received as a result of a merger on a per share basis, were $5.00 per share, each Preferred Share would be convertible into 133-1/3 shares of Common Stock.

     (2) Mechanics of Conversion. Before any holder of 8.5% Cumulative Convertible Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at such office as is hereinabove provided, and shall give written notice to the Corporation at said office that he elects to convert the same and shall state the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of 8.5% Cumulative Convertible Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. 8.5% Cumulative Convertible Preferred Stock shall be deemed to have been converted as of the date on which such shares shall have been surrendered to and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record for all purposes of the shares represented thereby.

     (3) Redemption by the Corporation Prior to Conversion. If at any time prior to the exercise of the conversion rights afforded the holder of the 8.5% Cumulative Convertible Preferred Stock, the 8.5% Cumulative Convertible Preferred Stock are redeemed by the Corporation, in whole or in part, then the conversion right as provided herein, shall be deemed canceled with respect to such redeemed stock, as of the date of such redemption, subject however, that if within one (1) year subsequent to such redemption a Conversion Event occurs, the rights of the holder of the 8.5% Cumulative Convertible Preferred Stock afforded thereunder and pursuant to the terms and conditions of conversion as stated herein, shall be deemed in full force and effect as if the aforesaid holder still held the 8.5% Cumulative Convertible Preferred Stock and such holder shall have the right to purchase the same number of shares of stock he would have been entitled to had a redemption not occurred, for the amount received by such holder pursuant to such redemption.

     (4) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, free from redemption rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the 8.5% Cumulative Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of the 8.5% Cumulative Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of New York, increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the 8.5% Cumulative Convertible Preferred Stock at the time outstanding.

     (5) Issue Taxes. The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the 8.5% Cumulative Convertible Preferred Stock pursuant hereto, other than those on or measured by income. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the 8.5% Cumulative Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (6) Adjustments for Reclassification and Reorganization. In case of any capital reorganization or any reclassification of the Common Stock, or in case of the consolidation or merger of the Corporation with or into another corporation, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each Preferred Share shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such 8.5% Cumulative Convertible Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance, and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the 8.5% Cumulative Convertible Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the 8.5% Cumulative Convertible Preferred Stock.

     (7) Fractional Shares. No cash will be paid nor distributions of any kind made in lieu of the conversion right. On any exercise of a conversion right, no fractional shares of the Corporation's Common Stock will be issued, and no cash will be paid nor distributions of any kind made in lieu of whole or fractional shares not issued pursuant to the terms and conditions hereof.

     II. COMMON STOCK.

     A. Dividend Rights. Subject to the foregoing provisions with respect to the 8.5% Cumulative Convertible Preferred Stock and not otherwise, such dividends, payable in cash, stock or otherwise, as may be determined by the Board of Directors, may be declared and paid on the Common Stock from time to time out of any funds lawfully available therefor, and the 8.5% Cumulative Convertible Preferred Stock shall not be entitled to participate in such dividend.

     B. Voting Rights The holders of the Common Stock shall be entitled to one vote per share.

     C. Rights on Liquidation. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary and after payment in full of the amount payable in respect of the 8.5% Cumulative Convertible Preferred Stock, as provided above, the holders of the shares of Common Stock shall be entitled, to the exclusion of the holders of the 8.5% Cumulative Convertible Preferred Stock, to share in all the remaining assets of the Corporation. For the purpose of this Paragraph III, a consolidation or merger of the Corporation with any corporation or corporations, whether or not the Corporation continues in existence following such consolidation or merger, shall not be deemed a liquidation, dissolution or winding-up of the Corporation.

     5. The number of shares issued is 5,100,000. The 5,100,000 issued shares are hereby cancelled pursuant to the Plan of Reorganization (defined in Paragraph 6 below) and 10,000,000 shares of Common Stock and 100,000 shares of 8.5% Cumulative Preferred Stock are authorized to be issued.

     6. Provision for the making of this Certificate is contained in an order of the United States Bankruptcy Court for the Southern District of New York relative to the Debtor's Restated Modified Amended Joint and Substantively Consolidated Plan of Reorganization of The Harvey Group Inc. and Harvey Sound, Inc. dated the 6th day of November, 1996 (the "Plan" of Reorganization); such Plan of Reorganization was duly confirmed, as provided by Chapter 11 of Title 11, United States Code, 11 U.S.C. ss.1121(a) (the "Bankruptcy Code"), and the title of the proceeding for the reorganization of such corporations resulting in the Plan of Reorganization and confirmation thereof is "In re: The Harvey Group Inc. and Harvey Sound, Inc. d/b/a Harvey Electronics, Inc., Debtors," and venue of such proceeding is in the United States Bankruptcy Court for the Southern District of New York; and the order confirming the Plan of Reorganization was made November 12, 1996, and duly entered on November 13, 1996, in the office of the clerk of such court.

         IN WITNESS WHEREOF, the undersigned have duly made and subscribed this certificate this 23rd day of December, 1996.



                                               ---------------------------------
                                               Franklin C. Karp, President



                                               ---------------------------------
                                               Joseph C. Calabrese, Secretary